April 27, 1995



Mr. Barry Hintze
93 East Beverly Parkway
Valley Stream, NY  11580


Dear Mr. Hintze,

I am pleased to offer you the position of Comptroller with Spectrum Information Technologies, Inc. In your capacity of Comptroller, you will be functioning as Spectrum's principal accounting officer and will have primary responsibility for all Spectrum's accounting and filing functions.

This position reports directly to me and offers an annual salary of $ 85,000. Your start date will be May 15, 1995. You are entitled to receive any and all benefits generally available to Spectrum employees. In addition you will receive the Executive Medical Plan. This provides you with 100% coverage for medical and dental care at no cost to you. A "Summary of Benefits" is included in the enclosed new hire package. In addition you will be entitled to the Management Stock Option Plan, the specifics of which will be decided after the emergence from Chapter 11 bankruptcy.

Please complete the enclosed forms and return them with your acceptance of this offer. If you have any further questions please contact Kent Kessler our Human Resources/Payroll administrator at (914) 251-1800 extension 150.


Very truly yours,


Donald J. Amoruso
President and Chief Executive Officer



Enc.


I accept the position as offered:


- -----------------------------------     -----------------
Signature--Barry Hintze                      Date